Exhibit 10.2
PROSPER MARKETPLACE, INC.
ELIGIBLE EMPLOYEE RETENTION PLAN
(Adopted by the Board on November 6, 2020)
1.Purposes.
(a)It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Corporate Transaction. The Board recognizes that such possibilities can cause Company employees to consider alternative employment opportunities. The purpose of the Plan is to provide transaction-based bonuses to the Eligible Employees under the terms of this Plan that will be paid upon the occurrence of a Corporate Transaction to (i) assure that the Company will have the continued dedication and objectivity of the Eligible Employees, notwithstanding the possibility, threat or occurrence of a Corporate Transaction, (ii) provide the Eligible Employees with an incentive to continue their service prior to a Corporate Transaction, to motivate the team to maximize the value of the Company upon a Corporate Transaction for the benefit of its stockholders and to provide an incentive to remain through the closing of a Corporate Transaction, and (iii) provide the Eligible Employees with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Corporate Transaction. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.
(b)The Board has determined that the adoption of the Plan is in the best interest of the Company and its stockholders.
2.Definitions.
(a)“Board” means the Board of Directors of the Company.
(b)“Bonus Amount” means an Eligible Employee’s Discretionary Allocation Bonus Amount and/or Fixed Allocation Bonus Amount, as applicable.
(c)“Bonus Pool” means the greater of (x) Twenty Million Dollars ($20,000,000) or (y) the Grantor Trust Value.
(d)“Chief Executive Officer” means the Company’s Chief Executive Officer, as may serve from time to time.
(e)“Closing” means the closing of a transaction constituting a Corporate Transaction.
(f)“Closing Date” means the date of the Closing.
(g)“Closing Net Proceeds” means the sum of any cash available for distribution as of the Closing to the holders of the Company’s equity securities (including any securities that are convertible, exercisable or exchangeable for equity securities) in connection with a Corporate
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Transaction after the repayment of all Company debt outstanding and after subtracting all costs and fees associated with the transaction.
(h)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(i)“Company” means Prosper Marketplace, Inc., a Delaware corporation, or any successor thereto.
(j)“Compensation Committee” means the Compensation Committee of the Board.
(k)“Corporate Transaction” means any of the following events:
(i)any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)), other than any person who currently owns more than a majority of the Company’s Common Stock, becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Corporate Transaction;
(ii)a consolidation or merger of the Company with or into another entity, unless the stockholders of the Company immediately before such consolidation or merger own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger;
(iii)the sale of all or substantially all of the assets of the Company; or
(iv)the liquidation, dissolution or winding up of the entity.
Notwithstanding anything to the contrary, (i) a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (ii) to the extent necessary to avoid the imposition of taxes and penalties under Code Section 409A, a Corporate Transaction shall not be deemed to have occurred for purposes of the Plan unless such Corporate Transaction also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Code Section 409A; and (iii) a transaction in which the Closing Net Proceeds are less than Twenty Million Dollars ($20,000,000) shall not be deemed to constitute a Corporate Transaction.
(l)“Discretionary Allocation Bonus Amount” means, with respect to each Eligible Employee, such amount as may be determined by the Chief Executive Officer (or, in the case of the Chief Executive Officer, by the Compensation Committee) from time to time pursuant to the Plan.
(m)“Discretionary Allocation Pool” means an amount up to twenty-five percent (25%) of the Bonus Pool, as determined in accordance with Section 4.

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(n)“Eligible Employee” means (x) each common law employee of the Company (or any subsidiary) who (i) holds Equity as of the Measurement Date, and (ii) executes a Participation Agreement; and (y) any other common law employee of the Company (or any subsidiary) whom the Compensation Committee or Chief Executive Officer, as applicable, designates from time to time as an Eligible Employee pursuant to the Plan and who executes a Participation Agreement; provided, further, that an Eligible Employee must remain continuously employed through the Closing Date to be eligible for any Bonus Amount under this Plan.
(o)“Equity” means, unless otherwise determined by the Compensation Committee in good faith, the number of securities held directly or indirectly under the attribution rules (as determined under Code Section 318), including, without limitation, all (i) shares of Company Common Stock (except shares of Common Stock issued upon conversion of preferred stock), including shares of Common Stock subject to a Company repurchase right or similar restriction held by a Person and such Person’s Family (each, a “Restricted Stock Award”) to the extent such repurchase right or restriction has lapsed as of (or shall lapse in connection with) the Closing, (ii) shares of Company Common Stock that would be issued to a Person with respect to a time-based restricted stock unit award (each, an “RSU Award”) to the extent the applicable vesting schedule has been satisfied as of (or in connection with) the Closing, and (iii) options to purchase Common Stock (each, an “Option”) held by a Person and such Person’s Family, to the extent vested as of (or in connection with) the Closing. Notwithstanding anything herein to the contrary, solely for purposes of calculating the amount of Equity held by an Eligible Employee with respect to determining a Bonus Amount under this Plan, each Eligible Employee who has been continuously employed by the Company (or any subsidiary) for a minimum of two (2) years as of the Closing shall be deemed fully vested with respect of the shares of Company Common Stock subject to any Restricted Stock Award, RSU Award or Option.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
(q)“Family” means, with respect to any person, such person’s spouse, lineal descendant or antecedent, uncle, aunt, nephew, niece, brother or sister or stepchild (whether or not adopted), and any trust for the benefit of any such person.
(r)“Fixed Allocation Bonus Amount” means, with respect to each Eligible Employee, the cash bonus, if any, paid pursuant to a Fixed Allocation Bonus Target.
(s)“Fixed Allocation Bonus Target” means, with respect to each Eligible Employee who holds Equity as of the Measurement Date, a target amount equal to the product of (i) the Fixed Allocation Pool, multiplied by (ii) a fraction, the numerator of which equals (x) the number of shares of Equity held by such Eligible Employee, and the denominator of which equals (y) the aggregate number of shares of all Equity held by the Eligible Employees who participate in the Plan, in each case determined by the Compensation Committee as of the Measurement Date.
(t)“Fixed Allocation Pool” means an amount equal to the greater of (i) seventy-five percent (75%) of the Bonus Pool, or (ii) the Bonus Pool less the Discretionary Allocation Pool actually allocated pursuant to Section 4.

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(u)“Grantor Trust” means the Trust Agreement entered into effective as of July 13, 2020 by and between the Company and Newport Trust Company, a New Hampshire chartered trust company.
(v)“Grantor Trust Value” means the amount of the Closing Net Proceeds payable with respect to the 34,670,420 shares of Series A Preferred Stock and the 16,577,495 shares of Series B Preferred Stock (as may be adjusted after the date hereof for any stock split, stock dividend, combination of shares, reorganization, recapitalization, reclassification or other similar event) in connection with the Corporate Transaction, which is held by the Grantor Trust.
(w)“Measurement Date” means a date that is no more than thirty (30) days prior to, and contingent upon, the then anticipated Closing Date, as determined from time to time by the Chief Executive Officer in his or her sole discretion.
(x)“Participant Agreement” means an individualized agreement setting forth the terms relating to an Eligible Employee’s participation in the Plan, substantially in the form attached hereto as Exhibit A.
(y)“Plan” means this Prosper Marketplace, Inc. Eligible Employee Retention Plan.
3.Administration.
(a)In connection with the adoption of the Plan, the Board delegates to the Compensation Committee the authority to interpret and administer the Plan. Any actions by the Compensation Committee shall be final and binding on all persons, including the Eligible Employees, and shall be given the maximum deference permitted by law.
(b)The Compensation Committee, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time which employees of the Company shall be designated as Eligible Employees entitled to participate in the Plan and the terms under which they will be entitled to participate.
(ii)To determine whether or not a transaction or related series of transactions constitutes a Corporate Transaction that results in a Closing.
(iii)To establish, change, and adjust, with respect to the Chief Executive Officer, the Discretionary Allocation Bonus Amount and the Fixed Allocation Bonus Amount payable with respect to any Fixed Allocation Bonus Target.
(iv)The Compensation Committee may delegate some or all of its powers and responsibilities under the Plan to one or more officers of the Company. Pursuant to the limitations of the Plan, including without limitation Sections 4(a)(3) and 4(b), the Compensation Committee hereby delegates to the Chief Executive Officer the power to (i) determine the Discretionary Allocation Bonus Amounts (except with respect to the Chief Executive Officer and, in the case of other executive officers of the Company, subject to the approval of the Compensation Committee),

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and (ii) reduce any Fixed Allocation Bonus Amounts payable with respect to any Fixed Allocation Bonus Targets.
(c)No member of the Board, the Compensation Committee or its delegate will be liable for any action or determination made by the Board, Compensation Committee or its delegate with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that members of the Compensation Committee or its delegate incur in connection with the administration of the Plan shall be borne by the Company or its successor. No member of the Board or its delegate shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or any distribution paid hereunder, and all members of the Board or its delegate shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination, or interpretation.
4.Bonus Pool.
(a)Fixed Allocation Pool.
(i)Establishment of Fixed Allocation Pool. Subject to Section 10, the Fixed Allocation Pool is hereby established as of the date hereof.
(ii)Designation of Eligible Employees. Any person who, as of the Measurement Date, (i) is an employee of the Company (or any subsidiary), (ii) holds Equity, and (iii) executes a Participation Agreement, shall be designated an Eligible Employee for purposes of the Fixed Allocation Pool.
(iii)Fixed Allocation Bonus Targets. Each Eligible Employee shall be eligible to receive a Fixed Allocation Bonus Amount up to such person’s Fixed Allocation Bonus Target, if applicable, or such lesser amount as determined by the Chief Executive Officer (or, with respect to the Chief Executive Officer, by the Compensation Committee) in the Chief Executive Officer’s (or the Compensation Committee’s) sole discretion as of the Closing; provided that the Eligible Employee continues to be employed through and including the Closing Date. In the event an Eligible Employee receives a Fixed Allocation Bonus Amount below such Eligible Employee’s Fixed Allocation Bonus Target pursuant to this Section 4(a)(3), the positive difference shall be automatically reallocated to the other Eligible Employees in proportion to their Equity held as of the Measurement Date.
(iv)Fixed Allocation Bonus Forfeiture. If, after the Measurement Date, an Eligible Employee ceases to be eligible to receive a Fixed Allocation Bonus Amount pursuant to the Plan, including, without limitation, by virtue of a termination of employment with the Company for any reason prior to the Closing Date, such Eligible Employee’s Fixed Allocation Bonus Amount shall be automatically forfeited.
(b)Discretionary Allocation Pool.
(i)Establishment of Discretionary Allocation Pool. Subject to Section 10, the Discretionary Allocation Pool is hereby established as of the date hereof.

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(ii)Designation of Eligible Employees; Allocation of Bonus Pool. Any person who is an employee of the Company (or any subsidiary) may be designated as an Eligible Employee for purposes of the Discretionary Allocation Pool from time to time prior to the Closing Date by the Chief Executive Officer (or, with respect to the Chief Executive Officer, by the Compensation Committee). With respect to each Eligible Employee, the Chief Executive Officer (or, with respect to the Chief Executive Officer, the Compensation Committee) shall establish a Discretionary Allocation Bonus Amount, which, together with any additional terms and conditions, shall be set forth in writing from time to time in a Participation Agreement between the Eligible Employee and the Company. At no time may the aggregate sum of the Discretionary Allocation Bonuses exceed twenty-five percent (25%) of the Bonus Pool.
(iii)Discretionary Allocation Bonus Forfeiture. If an Eligible Employee ceases to be eligible to receive a Discretionary Allocation Bonus Amount pursuant to the Plan, including, without limitation, by virtue of a termination of employment with the Company for any reason prior to the Closing Date, such Eligible Employee’s Discretionary Allocation Bonus Amount shall be automatically forfeited.
(c)Forfeitures; Unallocated Amounts. Any portion of the Fixed Allocation Pool or the Discretion Allocation Pool that is unallocated as of the Closing Date pursuant to a forfeiture under Section 4(a)(4) or 4(b)(3) or otherwise pursuant to the Plan shall automatically be reallocated to the Fixed Allocation Pool as of the Closing Date.
5.Distributions.
(a)An Eligible Employee must be an active employee of the Company (or any subsidiary) in good standing on the Closing Date to be eligible to receive his or her Bonus Amount. Upon termination of an Eligible Employee’s employment prior to the Closing Date, such Eligible Employee shall no longer be an Eligible Employee in the Plan and shall not be entitled to any distributions hereunder.
(b)If the conditions for distribution set forth in the Plan are satisfied, the Bonus Amounts, subject to adjustment as provided herein, shall be distributed to Eligible Employees on or as soon as practicable after (but in no event later than thirty (30) days following) the Closing Date.
(c)Section 280G.
(i)Anything in the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Employee would receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment.

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(ii)If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and no portion of such Payment is subject to the Excise Tax, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to the Eligible Employee under the Plan or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Eligible Employee and in the order prescribed by this Section 5(c). In no event shall the Eligible Employee have any discretion with respect to the ordering of payment reductions.
(iii)A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section 5(c), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Eligible Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5(c). Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and the Eligible Employee.
6.Amendment or Termination of the Plan.
(a)The Compensation Committee at any time, and from time to time prior to the Closing, may amend or terminate the Plan in any manner in its sole discretion; provided, however, the Plan may not be amended or terminated on or following the issuance of a Participation Agreement without the consent of each Eligible Employee affected by the amendment or termination, except (i) pursuant to Section 12, as may be required by any applicable law or as necessary to correct administrative errors, and (ii) to adjust the Plan in the event securities or other assets or property become available for distribution to the holders of the Company’s equity securities in addition to, or in lieu of, cash in connection with a Corporate Transaction).
(b)The Plan shall automatically terminate upon the earlier of (i) the completion of all payments under the terms of the Plan, (ii) the closing of the Company’s first underwritten public

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offering of the Company’s equity securities registered under the Securities Act of 1933, as amended, that occurs prior to the Closing, (iii) a determination by the Compensation Committee to terminate the Plan, consistent with Section 6(a) above, or (iv) the five (5) year anniversary of the date hereof.
7.No Guarantee of Future Service.
Selection of an individual to participate as an Eligible Employee under the Plan shall not provide any guarantee or promise of continued service of the Eligible Employee with the Company (or any of its subsidiaries), and the Company retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.
8.No Equity Interest.
Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.
9.Tax Withholding.
The Company shall withhold from any distributions under the Plan and/or require the Eligible Employees to remit payments to the Company for any amount required to satisfy the Company’s income, employment or other tax withholding obligations under federal, state or other applicable law. The Eligible Employees shall be solely responsible for any tax withholding obligations and shall be responsible for remitting any necessary funds to the Company to meet such tax withholding obligations. The Company cannot and has not guaranteed that the Internal Revenue Service (“IRS”) will determine that the Plan benefits are not deferred compensation within the meaning of Code Section 409A. If the IRS determines that the Plan benefits are deferred compensation, the Eligible Employees shall be solely responsible for the Eligible Employees’ costs related to such a determination, if any.
10.Unfunded Plan.
The Plan shall be funded out of the Company’s general assets. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Eligible Employees shall have no rights under the Plan other than as unsecured general creditors of the Company.
11.Nonassignability.
To the maximum extent permitted by law, an Eligible Employee’s right or benefits under the Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be

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void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.
12.Code Section 409A.
Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Bonus Amounts under the Plan are intended to fall within the “short-term deferral” exemption from Code Section 409A and, if such payments fail to fall within such exemption, to comply with the requirements of Code Section 409A, and the Plan shall be interpreted consistent with such intent. The Company and each Eligible Employee will work together in good faith to consider either (i) amendments to the Plan; or (ii) revisions to the Plan with respect to the payment of any Bonus Amounts, in each case to the extent necessary to avoid the imposition of taxes and penalties under Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Eligible Employee, to take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Code Section 409A or to otherwise avoid the imposition of taxes and penalties under Code Section 409A.
13.Choice of Law.
All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of California without regard to its conflict of laws provisions.
14.Successors and Assigns.
The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and upon a Closing the Company shall require its successor(s) or assign(s) to assume the Company’s obligations under the Plan.
15.Headings.
The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
(Remainder of Page Intentionally Left Blank)

The Prosper Marketplace, Inc. Eligible Employee Retention Plan was adopted by the Board on November 6, 2020 and has been duly signed by an authorized officer of the Company.

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PROSPER MARKETPLACE, Inc.

_______________________________
By: David Kimball
Its: Chief Executive Officer

EXHIBIT A

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PROSPER MARKETPLACE, INC. ELIGIBLE EMPLOYEE Retention PLAN
PARTICIPATION AGREEMENT

    ________________________ (the “Eligible Employee”) has been selected to participate in the Prosper Marketplace, Inc. Eligible Employee Retention Plan, as it may be amended from time to time (the “Plan”). Unless otherwise defined herein, the capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

    Date of Issuance:                 ______________

Type of Allocation:

___    Fixed Allocation Bonus (target amount based on the proportion of Company equity the Eligible Employee holds compared to the equity held by all other Fixed Allocation Bonus Pool participants)

___    Discretionary Allocation Bonus Amount:    $_________

The Bonus Amount shall be distributed in accordance with the Plan.

In the event that the Eligible Employee is not an active employee of the Company (or any subsidiary) in good standing as of the Closing of a Corporate Transaction, the Eligible Employee will have no rights to receive the Bonus Amount under the Plan and this Participation Agreement shall be null and void.

The Eligible Employee acknowledges that any interest in his or her Bonus Amount is subject to the conditions of the Plan and this Participation Agreement. The Eligible Employee acknowledges receipt of a copy of the Plan and represents that the Eligible Employee has read and is familiar with its provisions.

As a further condition to receipt of the Bonus Amount: Eligible Employee covenant and agrees, as follows:

•Confidentiality. The Eligible Employee hereby acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain Confidential Information (as hereinafter defined) possessed by the Eligible Employee, that the preservation of the confidentiality of such Confidential Information by the Eligible Employee and its Related Parties (as defined below) is an essential premise of the transactions contemplated by the applicable documents governing the Corporate Transaction (“Transaction Documents”), and accordingly agrees with the Company, on behalf of itself and its Related Parties, that the Eligible Employee will not, and will cause its Related Parties not to (in each case, other than to their affiliates and representatives owing a duty of confidentiality to the Eligible Employee or their affiliates), at any time disclose or use any confidential or proprietary information (whether or not in written form and whether or not

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expressly designated as confidential), documents or materials of or concerning the Company, or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, trade secrets, products, contracts, customers, suppliers, personnel or plans of the Company, and the terms of the Transaction Documents and the other agreements and transactions contemplated thereby (“Confidential Information”), except to the extent necessary in connection with an Eligible Employee’s tax filings or accounting matters and except to the extent that such Confidential Information is requested or required to be disclosed to or by any governmental entity or otherwise required to be disclosed by applicable law or legal or regulatory process or proceeding (although in such event, the Eligible Employee agrees to notify the surviving corporation in writing as promptly as practicable of such requirement, so that the surviving corporation may seek an appropriate protective order with respect to such requested or required disclosure (and, if the surviving corporation seeks such an order, the Eligible Employee agrees to provide, at the surviving corporation’s expense, such cooperation as the surviving corporation may reasonably request in connection therewith)); provided, however, that this paragraph does not and will not apply to any information that is or becomes generally available to or known by the public, other than as a result of a disclosure by the Eligible Employee or any of the Eligible Employee’s Related Parties in violation of this paragraph. The Eligible Employee shall be responsible for any breach of this paragraph by the Eligible Employee’s Related Parties and any other Person who receive any such Confidential Information, directly or indirectly, from the Eligible Employee.

•Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Eligible Employee understands that the Eligible Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Eligible Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Eligible Employee understands that if the Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Eligible Employee may disclose the trade secret to the Eligible Employee’s attorney and use the trade secret information in the court proceeding if the Eligible Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in the Plan, this Participation Agreement, or any other agreement that the Eligible Employee has with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in the Plan, this Participation Agreement or any other agreement that the Eligible Employee has with the Company shall prohibit or restrict the Eligible Employee from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure, the Eligible Employee shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the

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Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

•Release. In consideration of and as a condition to the Eligible Employee’s right to receive his or her allocation share of the Bonus Pool, and for other good and valuable consideration, the sufficiency of which the Eligible Employee hereby agrees and acknowledges, the Eligible Employee hereby unconditionally, irrevocably and absolutely releases and forever discharges, to the maximum extent permitted by applicable law, the Company and its affiliates and any of their respective current or former affiliates, and any of their respective current, former or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, the “Released Parties”), from any and all losses, liabilities, obligations, claims, costs, demands, actions and causes of action, suits, debts, accounts, covenants, contracts, controversies, damages and judgments of every kind, nature and character (including, without limitation, claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses), arising out of, in connection with or otherwise relating to any matter, transaction, claim, proceeding, affair or occurrence, whether arising under contract, tort, law, equity or otherwise, whether known or unknown, suspected or unsuspected (including, without limitation, any fiduciary duty claims that the Eligible Employee and/or its affiliates and its and their respective former, current or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, the Eligible Employee’s “Related Parties”) now has, has ever had or at any time could have asserted against any of the Released Parties arising out of, in connection with or otherwise relating to any matter, transaction, claim, proceeding, affair or occurrence at any time up to and including the Effective Time (collectively, the “Released Claims”). Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Participation Agreement will waive or preclude the Eligible Employee from exercising the Eligible Employee’s rights, if any, (A) to receive and be paid the Bonus Amount payable under, and subject to the terms and conditions set forth in, the Plan or (B) to receive and be paid the portion of any merger consideration payable under, and subject to the terms and conditions set forth in, the Transaction Documents that triggers payment under the Plan in respect of each share of Company capital stock held (or the right to acquire such capital stock) by the Eligible Employee immediately prior to the consummation of such Corporate Transaction. The Eligible Employee understands and acknowledges on behalf of the Eligible Employee and his or her Related Parties that the Eligible Employee is releasing potentially unknown claims, and that the Eligible Employee may have limited knowledge with respect to some of the claims being released. The Eligible Employee acknowledges that there is a risk that, after signing this Participation Agreement, the Eligible Employee may learn information that might have affected his or her decision to enter into this Participation Agreement. The Eligible Employee irrevocably and unconditionally assumes this risk and all other risks of any mistake in entering into this Participation Agreement. The Eligible Employee agrees that this Participation Agreement is fairly and knowingly made. Without limiting the foregoing,

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by signing this Participation Agreement, the Eligible Employee, on behalf of the Eligible Employee and his or her Related Parties, expressly waives and releases any provision of law that purports to limit the scope of a general release, including any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state, to the extent applicable), which reads as follows:

    “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

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PROSPER MARKETPLACE, Inc.        ELIGIBLE EMPLOYEE

By: ___________________________        Signature: _____________________________

Its: ____________________________        Date: _________________________________

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